EXHIBIT 16.1

May 21, 2009

U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:      ubroadcast, inc.
           Commission File Number 33-19961

Gentlemen:

We have read the statements under Item 4.01 of the Current Report on Form 8-K/A to be filed with the Securities and Exchange Commission on May 21, 2009, regarding the change of auditors. We agree with all statements pertaining to us.

We have no basis to agree to disagree with statements pertaining to the successor accountants.

Very truly yours,

/s/ Farmer, Fuqua & Huff, P.C.

Farmer, Fuqua & Huff, P.C.
Plano, Texas